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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in Pre-Effective Amendment No. 3 to the Registration Statement (Form S-3 No. 33-49719) and related Prospectus of Capital Holding Corporation for the registration of $292,750,000 in Debt Securities, and to the incorporation by reference therein of our report dated February 10, 1993, except for Note N, as to which the date is February 17, 1993, with respect to the consolidated financial statements and related schedules of Capital Holding Corporation included in or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1992, as amended by Form 10-K/A-1, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG

Louisville, Kentucky

January 12, 1994